Exhibit 10.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 21st day of July, 2010, by and between, GREENHOUSE HOLDINGS, INC., a publicly-owned Nevada corporation (“GreenHouse”), GREEN HOUSE HOLDINGS, INC., a Nevada corporation and wholly-owned subsidiary of GreenHouse (“GHH”), BILLY C. JONES a resident of the state of North Carolina (“Jones”), LIFE PROTECTION, INC., a North Carolina corporation (“Life Protection”) and each of the shareholders of Life Protection (the “Life Protection Shareholders”, and together with Life Protection and Jones, the “Sellers”).  (GreenHouse, GHH, Life Protection, Life Protection Shareholders, and Jones are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, GreenHouse is a publicly-owned Nevada corporation with 22,573,374 shares of common stock, par value $0.001 per share, (the “GreenHouse Common Stock”) issued and outstanding and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “GRHU”.

WHEREAS, Jones is a holder of one percent of the membership interests in LPI-R.O.A.D. House LLC, a North Carolina limited liability company (“LPI”) and  Life Protection is a North Carolina corporation engaged in the business of providing contracted solutions and services for the military, government and law enforcement, and which among, other items, holds forty nine percent (49%) of the membership interests of LPI.

WHEREAS, the Parties desire that GHH acquire all of the capital stock of Life Protection (the “Life Protection Shares”), which is owned as of the date hereof by all of the Life Protection Shareholders, and all of the Jones’ membership interests in LPI solely in exchange for an aggregate of 1,118,750 newly issued shares of GreenHouse Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to Jones in accordance with his pro rata ownership of LPI membership interests as of the Closing Date and to the Life Protection Shareholders on a pro rata basis, in proportion to the ratio that the number Life Protection Shares held by such Life Protection Holder bears to the pro rata portion of Life Protection equity held by all the Life Protection Shareholders as of the date of the Closing as set forth on Schedule I;

WHEREAS, following the Closing, Life Protection will become a wholly-owned subsidiary of GHH, the Exchange Shares will represent approximately five percent (5%) of the total outstanding shares of GreenHouse Common Stock on a fully-diluted basis; and

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1            The Exchange.  At the Closing (as hereinafter defined), all of the Life Protection Shares issued and outstanding immediately prior to the Closing Date and Jones’ membership interests in LPI shall be exchanged for One Million One Hundred Eighteen Thousand Seven Hundred and Fifty shares (1,118,750) of GreenHouse Common Stock.  From and after the Closing Date, the Life Protection Shareholders shall no longer own any Life Protection Shares and the former Life Protection Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2            No Dilution.  Except as set forth herein, GreenHouse shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the GreenHouse Common Stock between the date of this Agreement and the Closing.

1.3            Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4            Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by Life Protection.

1.5            Standstill.  Until the earlier of the Closing or September 30, 2010 (the “No Shop Period”), neither Jones, Life Protection nor the Life Protection Shareholders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of Life Protection to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by Life Protection in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than GreenHouse, and its authorized agents and representatives) any nonpublic information concerning Life Protection or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of Life Protection.  If either Life Protection or any of the Life Protection Shareholders shall receive any unsolicited communication or offer, Life Protection or the Life Protection Shareholders, as applicable, shall immediately notify GreenHouse of the receipt of such communication or offer.

1.6            Exemption From Registration. GreenHouse and Life Protection intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES REGARDING LIFE PROTECTION

The Sellers represent and warrant to GreenHouse that the statements contained in this Article II are true and correct to the knowledge of Life Protection. For purposes of this Article II, the phrase “to the knowledge of Life Protection” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Life Protection immediately before the Closing.

2.1            Organization.  Life Protection is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina.  Life Protection has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Life Protection Material Adverse Effect (as defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Life Protection’s organizational documents.  Life Protection has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. Life Protection has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Organization, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “Life Protection Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Life Protection or its subsidiaries taken as a whole.

2.2            Capitalization. The authorized capital stock of Life Protection consists of one million two hundred thousand shares of capital stock of which 1,000,000 shares were designated Class A common stock, without par value (“Class A Common Stock”), 100,000 shares were designated Class B common stock, without par value (“Class B Common Stock”)and 100,000 shares were designated preferred stock, without par value (“Preferred Stock”).  As of the date of this Agreement, 1,000,000 shares of Class A Common Stock, 99,750 shares of Class B Common Stock, and 19,000 shares of Preferred Stock were issued and outstanding.  Section 2.2 of the Life Protection Disclosure Schedule sets forth a complete and accurate list of (i) all shareholders of Life Protection, indicating the number and class of Life Protection Shares held by each shareholder, and (ii) all stock option plans and other stock or equity-related plans of Life Protection. All of the issued and outstanding Life Protection Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as listed in Section 2.2 of the Life Protection Disclosure Schedule, there are no notes or other indebtedness convertible into shares of any class of the Life Protection’s capital stock, outstanding or authorized options, warrants, rights, agreements or commitments to which Life Protection is a party or which are binding upon Life Protection providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Life Protection. Except as set forth in Section 2.2 of the Life Protection Disclosure Schedule, there are no agreements to which the Life Protection is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Life Protection. To the knowledge of Life Protection, there are no agreements among other parties, to which Life Protection is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Life Protection. All of the issued and outstanding Life Protection Shares were issued in compliance with applicable federal and state securities laws.

2.3            Financial Statements.  Except as set forth herein or in Section 2.3 of the Life Protection Disclosure Schedule:

(a)            Life Protection has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)            Life Protection has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which Life Protection may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)            No deficiency for any taxes has been proposed, asserted or assessed against Life Protection.  There has been no tax audit, nor has there been any notice to Life Protection by any taxing authority regarding any such tax audit, or, to the knowledge of Life Protection, is any such tax audit threatened with regard to any taxes or Life Protection tax returns.  Life Protection does not expect the assessment of any additional taxes of Life Protection for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of Life Protection.

(d)            Life Protection shall have provided to GreenHouse the audited balance sheets of Life Protection as of, and the audited statements of income, shareholders’ equity and cash flows of Life Protection for the years ended December 31, 2008 and 2009 (the “Life Protection Balance Sheet Date”), and the unaudited balance sheet of Life Protection as of, and the audited statements of income, shareholders’ equity and cash flows of Life Protection for the three months ended March 31, 2010 (collectively “Life Protection Financial Statements”).  The Life Protection Financial Statements have been prepared from the books and records of Life Protection in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Life Protection and LPI as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Life Protection Financial Statements in the GreenHouse filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of Life Protection and the Subsidiaries, except as provided in the notes thereto.

(e)            The books and records, financial and otherwise, of Life Protection are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4            Disclosure. No representation or warranty by Life Protection contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Life Protection pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Life Protection has disclosed to GreenHouse all material information relating to the business of Life Protection or any Subsidiary or the transactions contemplated by this Agreement.

2.5            Undisclosed Liabilities. Neither Life Protection nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Life Protection Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the Life Protection Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of Life Protection’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6            Absence of Certain Changes or Events.  Except as set forth in this Agreement or in Schedule 2.6 hereto:

(a)  except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Life Protection or any Subsidiary; or (ii) any damage, destruction, or loss to Life Protection or any Subsidiary (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Life Protection or any Subsidiary;

(b)  Life Protection or any Subsidiary has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent Life Protection consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of Life Protection or any Subsidiary; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7            Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Life Protection, threatened by or against Life Protection or any Subsidiary, or affecting Life Protection or any Subsidiary, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Life Protection or any Subsidiary is a party or to which any of its properties or operations are subject.

2.9            Contracts.  Life Protection has provided, or will provide GreenHouse, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which Life Protection is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10          Compliance With Laws and Regulations.  Life Protection has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Life Protection.

2.11          Approval of Agreement.  The board of directors of Life Protection (the “Life Protection Board”) and the Life Protection Shareholders have authorized the execution and delivery of this Agreement by Life Protection and have approved the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Life Protection and constitutes a valid and binding obligation of Life Protection, enforceable against Life Protection in accordance with its terms.

2.12          Title and Related Matters.  Life Protection has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Life Protection balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the Life Protection Disclosure Schedule.

2.13          Governmental Authorizations.  Life Protection has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Life Protection of this Agreement and the consummation by Life Protection of the transactions contemplated hereby.

2.14          Continuity of Business Enterprises.  Life Protection has no commitment or present intention to liquidate Life Protection or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15          Ownership of Life Protection Membership Interests.  The Life Protection Shareholders are the legal and beneficial owners of 100% of the Life Protection Shares, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Life Protection Shareholders have full right, power, and authority to transfer, assign, convey, and deliver their respective Life Protection Shares; and delivery of such Life Protection Shares at the Closing will convey to GreenHouse good and marketable title to such Life Protection Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such Life Protection Shares being held by GreenHouse.

2.16          Brokers.  Life Protection has not entered into any contract with any person, firm or other entity that would obligate Life Protection or GreenHouse to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17          Subsidiaries and Predecessor Corporations. LPI is Life Protection’s only subsidiary (the “Subsidiary”).  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).The Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Life Protection Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Life Protection has delivered or made available to GreenHouse complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. The Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents.  All of the Subsidiary’ issued and outstanding equity securities are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of the Subsidiary that are held of record or owned beneficially by Life Protection free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Life Protection or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. To the knowledge of Life Protection, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary. Life Protection does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability Life Protection, joint venture, trust or other business association other than the Subsidiary.

2.18          Intellectual Property.  Life Protection owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by Life Protection or the Subsidiaries to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of Life Protection or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to Life Protection or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Life Protection Intellectual Property”). Each item of Life Protection Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Life Protection has taken all reasonable measures to protect the proprietary nature of each item of Life Protection Intellectual Property. To the knowledge of Life Protection, (a) no other person or entity has any rights to any of Life Protection Intellectual Property owned by Life Protection except pursuant to agreements or licenses entered into by Life Protection and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of Life Protection Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19          Certain Business Relationships With affiliates. Except as listed in Section 2.19 of the Life Protection Disclosure Schedule and except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of Life Protection or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Life Protection or any Subsidiary, (b) has any claim or cause of action against Life Protection or any Subsidiary, or (c) owes any money to, or is owed any money by, Life Protection or any Subsidiary.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LPI

The Sellers represent and warrant to GreenHouse and GHH that the statements contained in this Article II are true and correct to the knowledge of LPI. For purposes of this Article II, the phrase “to the knowledge of LPI” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of LPI immediately before the Closing.

3.1            Organization.  LPI is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina.  LPI has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a LPI Material Adverse Effect (as defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of LPI’s organizational documents.  LPI has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. LPI has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Organization, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “LPI Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of LPI or its subsidiaries taken as a whole.

3.2            Capitalization. The authorized capitalization of LPI consists of [______] membership interests.  As of the date of this Agreement, [______] membership interests were issued and outstanding.  Section 3.2 of the LPI Disclosure Schedule sets forth a complete and accurate list of all equityholders of LPI, indicating the number and class of LPI Interests held by each equityholder. All of the issued and outstanding LPI Interests are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as listed in Section 3.2 of the LPI Disclosure Schedule, there are no rights, agreements or commitments to which LPI is a party or which are binding upon LPI providing for the issuance or redemption of any of its membership interests. There are no outstanding or authorized appreciation, phantom or similar rights with respect to LPI. Except as set forth in Section 3.2 of the LPI Disclosure Schedule, there are no agreements to which the LPI is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of LPI.  To the knowledge of LPI, there are no agreements among other parties, to which LPI is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of LPI. All of the issued and outstanding LPI Shares were issued in compliance with applicable federal and state securities laws.

3.3            Financial Statements.  Except as set forth herein or in Section 3.3 of the LPI Disclosure Schedule:

(a)            LPI has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)            LPI has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which LPI may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)            No deficiency for any taxes has been proposed, asserted or assessed against LPI.  There has been no tax audit, nor has there been any notice to LPI by any taxing authority regarding any such tax audit, or, to the knowledge of LPI, is any such tax audit threatened with regard to any taxes or LPI tax returns.  LPI does not expect the assessment of any additional taxes of LPI for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of LPI.

(d)            LPI shall have provided to GreenHouse the audited balance sheets of LPI as of, and the audited statements of income, shareholders’ equity and cash flows of LPI for the years ended December 31, 2008 and 2009 (the “LPI Balance Sheet Date”), and the unaudited balance sheet of LPI as of, and the audited statements of income, shareholders’ equity and cash flows of LPI for the three months ended March 31, 2010 (collectively “LPI Financial Statements”).  The LPI Financial Statements have been prepared from the books and records of LPI in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of LPI as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such LPI Financial Statements in the GreenHouse filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of LPI and the Subsidiaries, except as provided in the notes thereto.

(e)            The books and records, financial and otherwise, of LPI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

3.4            Disclosure. No representation or warranty by LPI contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of LPI pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. LPI has disclosed to GreenHouse all material information relating to the business of LPI or the transactions contemplated by this Agreement.

3.5            Undisclosed Liabilities. LPI has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the LPI Balance Sheets referred to in Section 3.3, (d) liabilities which have arisen since the LPI Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of LPI’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6            Absence of Certain Changes or Events.  Except as set forth in this Agreement or in Section 3.6 of the LPI Disclosure Schedule:

(a)  except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of LPI; or (ii) any damage, destruction, or loss to LPI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of LPI;

(b)  LPI has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent LPI consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of LPI; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

3.7            Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of LPI, threatened by or against LPI, or affecting LPI, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.8            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which LPI is a party or to which any of its properties or operations are subject.

3.9            Contracts.  LPI has provided, or will provide GreenHouse, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which LPI is a party or by which it or any of its assets, products, technology, or properties are bound.

3.10          Compliance With Laws and Regulations.  LPI has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of LPI.

3.11          Approval of Agreement.  The board of directors of LPI (the “LPI Board”) and the LPI Shareholders have authorized the execution and delivery of this Agreement by LPI and have approved the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LPI and constitutes a valid and binding obligation of LPI, enforceable against LPI in accordance with its terms.

3.12          Title and Related Matters.  LPI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the LPI balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the LPI Disclosure Schedule.

3.13          Governmental Authorizations.  LPI has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by LPI of this Agreement and the consummation by LPI of the transactions contemplated hereby.

3.14          Continuity of Business Enterprises.  LPI has no commitment or present intention to liquidate LPI or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

3.15          Brokers. LPI has not entered into any contract with any person, firm or other entity that would obligate LPI or GreenHouse to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.16          Subsidiaries and Predecessor Corporations. LPI has no subsidiaries.  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

3.17          Intellectual Property.  LPI owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by LPI to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of LPI that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to LPI and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “LPI Intellectual Property”). Each item of LPI Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. LPI has taken all reasonable measures to protect the proprietary nature of each item of LPI Intellectual Property. To the knowledge of LPI, (a) no other person or entity has any rights to any of LPI Intellectual Property owned by LPI except pursuant to agreements or licenses entered into by LPI and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of LPI Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

3.18          Certain Business Relationships With affiliates. Except as listed in Section 2.19 of the LPI Disclosure Schedule and except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of LPI (a) owns any property or right, tangible or intangible, which is used in the business of LPI, (b) has any claim or cause of action against LPI, or (c) owes any money to, or is owed any money by, LPI.

ARTICLE IV
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GREENHOUSE

GreenHouse represents and warrants to Life Protection that the statements contained in this Article III are true and correct:

4.1            Organization.  GreenHouse is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of GreenHouse’s Articles of Incorporation or bylaws. GreenHouse has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and GreenHouse has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

4.2            Capitalization. The authorized capital stock of GreenHouse consists of 300,000,000 shares of GreenHouse Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  Immediately prior the Closing, there shall be 22,573,374 shares of GreenHouse Common Stock issued and outstanding, no shares of preferred stock issued and outstanding 379,509 warrants to purchase Green House Common Stock issued and outstanding and 784,000 options to purchase Green House Common Stock issued and outstanding.  All of the issued and outstanding shares of GreenHouse Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

4.3            Financial Statements.  The audited financial statements and unaudited interim financial statements of the GreenHouse included in the GreenHouse Reports (collectively, the “GreenHouse Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the GreenHouse as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the GreenHouse.

4.4            Securities Act and Exchange Act Filings.  GreenHouse has furnished or made available to Life Protection complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, which contains audited financial statements for the period June 20, 2008 (inception) through September 30, 2008 as filed with the SEC (SEC File No. 333-156611), (b) Annual Report on Form 10-K for the Fiscal Year ended July 31, 2009, which contains audited financial statements for the period June 20, 2008 (inception) through December 31 ,2009, and (c) all other reports filed by GreenHouse under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by GreenHouse under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since June 20, 2008 (such documents are collectively referred to herein as the “GreenHouse Reports”). The GreenHouse Reports constitute all of the documents required to be filed by GreenHouse under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 10, 2008 through the date of this Agreement. GreenHouse Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each GreenHouse Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, GreenHouse Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5            Undisclosed Liabilities. To the knowledge of GreenHouse, neither GreenHouse nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Life Protection Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the Life Protection Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of Life Protection’s business, consistent with past custom and practice (including with respect to frequency and amount).

4.6            Absence of Certain Changes or Events.  Except as described herein:

(a) There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of GreenHouse (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of GreenHouse;

(b) GreenHouse has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of GreenHouse; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c) GreenHouse has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent GreenHouse balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of GreenHouse; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d) GreenHouse has no assets, liabilities or accounts payable of any kind or nature, actual or contingent not disclosed in the GreenHouse Financial Statements.

(e) To the best knowledge of GreenHouse, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of GreenHouse.

4.7            Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of GreenHouse, threatened by or against or affecting GreenHouse, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind not disclosed in the GreenHouse Financial Statements..

4.8            Contracts.  GreenHouse is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

4.9            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which GreenHouse is a party or to which it or any of its assets or operations are subject.

4.10          Approval of Agreement.  The board of directors of GreenHouse (the “GreenHouse Board”) has authorized the execution and delivery of this Agreement by GreenHouse and has approved this Agreement and the transactions contemplated hereby.

4.11          Disclosure. No representation or warranty by GreenHouse contained in this Agreement or in any of the Transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of GreenHouse pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. GreenHouse has disclosed to Life Protection all material information relating to the business of GreenHouse or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE V
SPECIAL COVENANTS

5.1            Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of Life Protection and GreenHouse shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date, if such Current Report was filed before the Closing Date.

5.2            Actions of Life Protection.  Prior to the Closing, Life Protection shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock and the Board of Directors of Life Protection:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

5.3            Actions of LPI.  Prior to the Closing, LPI shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock and the Board of Directors of LPI:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate

5.4            Access to Properties and Records.  GreenHouse and Life Protection will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of GreenHouse or Life Protection in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of GreenHouse or Life Protection as the other shall from time to time reasonably request.

5.5            Delivery of Books and Records.  At the Closing, GreenHouse shall deliver to Life Protection, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of GreenHouse now in the possession or control of GreenHouse or its representatives and agents.

5.6            Actions Prior to Closing by both Parties.

(a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, GreenHouse, Life Protection and LPI will: (i) carry on their business in substantially the same manner as it has heretofore; (ii) maintain and keep their properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to  now maintained; (iv) perform in all material respects all of their obligations under material contracts, leases, and instruments relating to or affecting their assets, properties, and business; (v) use their best efforts to maintain and preserve its business organization intact, to retain their key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on them by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither GreenHouse, Life Protection nor LPI will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of Life Protection, 3.6 in the case of LPI or in Section 4.6 in the case of GreenHouse (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

5.7            Indemnification.

(a) Life Protection and LPI hereby agrees to indemnify GreenHouse and each of the officers, agents and directors of GreenHouse as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b) GreenHouse hereby agrees to indemnify Life Protection and each of the officers, agents and directors of Life Protection as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.6.

5.8            Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF GREENHOUSE

The obligations of GreenHouse under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1            Operating Agreement.  GHH shall have agreed to the terms and conditions of an Operating Agreement with the remaining members of LPI regarding the governing of the affairs of LPI which shall be effective upon consummation of the Closing.

6.2            Right of First Refusal.  LPI and the members of LPI shall have waived any and all rights of first refusal to acquire Jones’ membership interests in LPI.

6.3            Employment Agreements. Jones shall each have entered into an employment with Life Protection.

6.4            Novation of Contracts.  Such government contracts as Green House shall designate shall have been novated by the respective counter-parties.

6.5            Accuracy of Representations; Performance.  The representations and warranties made by Life Protection in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Life Protection and LPI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Life Protection prior to or at the Closing. GreenHouse may request to be furnished with a certificate, signed by a duly authorized officer of Life Protection and dated the Closing Date, to the foregoing effect.

6.6            Officer’s Certificates.  GreenHouse shall have been furnished with a certificate dated the Closing Date and signed by duly authorized officers of Life Protection and LPI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Life Protection threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Life Protection Disclosure Schedule or the LPI Schedule, by or against Life Protection or LPI which might result in any material adverse change in any of the assets, properties, business, or operations of Life Protection.

6.7            No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Life Protection or LPI, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

6.8            Other Items.

GreenHouse shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as GreenHouse may reasonably request.

(a) Complete and satisfactory due diligence review of Life Protection and LPI by GreenHouse.

(b) Approval of the Transaction by the Life Protection Board of Directors, the Life Protection Shareholders and the LPI equityholders.

(c) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from Life Protection’s lenders, creditors, vendors and lessors.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF LIFE PROTECTION , LPI AND JONES

The obligations of Life Protection, LPI and Jones under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

7.1            Accuracy of Representations; Performance.  The representations and warranties made by GreenHouse in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and GreenHouse shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by GreenHouse prior to or at the Closing.  Life Protection shall have been furnished with a certificate, signed by a duly authorized executive officer of GreenHouse and dated the Closing Date, to the foregoing effect.

7.2            Officer’s Certificate.  Life Protection shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of GreenHouse to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of GreenHouse threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

7.3            No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of GreenHouse nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of GreenHouse.

7.4            Good Standing.  Life Protection shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that GreenHouse is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

7.5            Other Items.

(a) Life Protection shall have received a stockholder list of GreenHouse containing the name, address, and number of shares held by each GreenHouse stockholder as of the date of Closing certified by an executive officer of GreenHouse as being true, complete, and accurate by GreenHouse transfer agent.

(b) Life Protection shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Life Protection may reasonably request.

(c) Complete and satisfactory due diligence review of GreenHouse by Life Protection.

(d) Approval of the Transaction by the GreenHouse Board.

(e) There shall have been no material adverse changes in GreenHouse, financial or otherwise.

(f) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from GreenHouse’s lenders, creditors; vendors, and lessors.

ARTICLE VIII
TERMINATION

8.1            Termination.

 This Agreement may be terminated by either the Life Protection Board or the GreenHouse Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of Life Protection and GreenHouse, respectively, in the assets, properties, business, or financial condition of Life Protection and GreenHouse, which could have a materially adverse affect on the value of the business of Life Protection and GreenHouse respectively. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by December 31, 2010; or (v) if GreenHouse shall not have provided responses satisfactory in Life Protection’s reasonable judgment to Life Protection’s request for due diligence materials.

 This Agreement may be terminated at any time prior to the Closing by action of the GreenHouse Board if Life Protection or LPI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Life Protection or LPI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to Life Protection or LPI. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Life Protection shall bear its own costs as well as the costs incurred by GreenHouse in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

 This Agreement may be terminated at any time prior to the Closing by action of the Life Protection Board if GreenHouse shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of GreenHouse contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to GreenHouse.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that GreenHouse shall bear its own costs as well as the costs of Life Protection incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1            Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

9.2            Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

9.3            Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

9.4            Confidentiality.  GreenHouse, on the one hand, and Life Protection and the Life Protection Shareholders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. GreenHouse and Life Protection agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

9.5            Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by Life Protection and GreenHouse after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the Life Protection Shareholders shall be borne by GreenHouse.

9.6            Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

9.7            Third Party Beneficiaries.  This contract is solely between GreenHouse, Life Protection and the Life Protection Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

9.8            Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

9.9            Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

9.10          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

9.11          Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

9.12          Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

(The rest of this page left intentionally blank.)

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

GREENHOUSE HOLDINGS, INC.		LIFE PROTECTION, INC.

By:	/s/	By:	/s/
	Name:		Name:
	Title:		Title:

GREENHOUSE HOLDINGS, INC.

By:	/s/	/s/
	Name:	BILLY C. JONES
Title:

SCHEDULE 2.6

The Life Protection Shareholders holding such interests as of the date hereof shall be entitled to receive, as a special divided, net revenues actually collected from work performed by Life Protection at the “Ft. Story Project”, pro rata, in accordance with their ownership of LPI Shares as of the date hereof.